UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                        DWS RREEF REAL ESTATE FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

                 ______________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DWS RREEF Real Estate Fund, Inc.

        Doug Beck, Managing Director, Head of Product Management

        Michael Clark, Managing Director, President of DWS Funds

        Paul Schubert, Managing Director, Chief Financial Officer of DWS Funds

        J.Christopher Jackson, Director, Head of U.S. Retail Legal

        Kenneth Froewiss, Independent Board Member


                                     RESHAPING INVESTING. [DWS INVESTMENTS LOGO]
                                                             Deutsche Bank Group

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Table of Contents



o        DWS RREEF Real Estate Fund, Inc.

o        Overview

o        Board Proposal

o        Dissident Proposal

o        Dissident History


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DWS RREEF Real Estate Fund, Inc.


Investment Objective:       The Fund seeks total return through a combination of
                            high current income and capital appreciation.
                            The Fund seeks to meet its objective by investing in real estate securities.

NYSE Symbol:                SRQ

Portfolio Manager:          John F. Robertson, Jerry W. Ehlinger,
                            John W. Vojticek, Asad Kazim

Offering Price:            $15.00 (as of inception date: 10/28/02)

Initial NAV:               $14.33 (as of inception date: 10/31/02)

April 16, 2009 NAV:        $2.46

April 16, 2009 Market
Price:                     $2.01

April 16, 2009 Discount:   -18.29%

Dividend:                  The Fund has not declared any distributions to
                           common shareholders since December 2008 because, during such time, the Fund did not meet the preferred share asset coverage ratio that is a precondition to the declaration of common share distributions under the Investment Company Act of 1940. The Fund currently meets this ratio.




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What is the Board Proposing?

o On March 18, 2009 the Board announced that the Fund will present a proposal to liquidate and dissolve the Fund at a special meeting of shareholders to be held on May 20, 2009.

o In the current market the Fund's asset base decreased significantly and it is no longer economic to operate the Fund as a stand-alone entity.

     o The closed-end funds focusing on the real estate sector as a whole have underperformed the general closed end fund sector.

     o DWS RREEF Real Estate Fund, Inc. is a leveraged fund magnifying its decline.

     o Substantial redemptions of the Fund's auction rate preferred shares have further reduced its asset base.

     o As a result, Fund assets have declined from $536,860,265 (Dec 2007) to $34,085,249 (Dec 2008) and expense ratios have increased from 1.04 (Dec. 2007) to 1.47 (Dec. 2008). Based on the Fund's net assets as of March 27, 2009 ($28,241,173), the Fund's estimated expense ratio going forward is 3.13%.

o The Board considered various options, but concluded that the benefits to shareholders to liquidate and dissolve the Fund outweighed other options. The Board believes that the liquidation and dissolution proposal is in the best interest of Fund stockholders. The proposal allows stockholders to:

     o    Realize liquidity at NAV upon dissolution

     o    Realize the value of any trading discount

     o Most shareholders (other than Mr. Horejsi) will realize a substantial tax benefit

     o Have the option to reinvest their full proceeds in another real estate fund (likely at a substantial discount to NAV) or other investment of the holders' choosing upon liquidation





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What is the Dissident Proposing?

o The initial proxy filing indicates dissident shareholder Mr. Horejsi and the Susan L. Ciciora Trust have proposed to elect 3 directors to the Board with the motive to taking over management of the Fund.

o Reasons for Proposal

     o    Mr. Horejsi proposes to take over management of the Fund.

     o Mr. Horejsi would likely increase and collect the higher management fee.

     o The investment structure would be changed to suit Mr. Horejsi's personal needs and not that of the shareholders.

o Mr. Horejsi's seeks to gain control over the Funds urging shareholders to vote against the proposal. However, the Susan L. Ciciora Trust and Mr. Horejsi interests are not aligned with the best interests of other shareholders.

     o Mr. Horejsi states that continued operation of the Fund under his management would allow the Fund to utilize the benefits of the tax loss carry forwards.

               - This is highly speculative. The IRC imposes significant limits on when and how these CLFs can be used.

               - Most, if not all, shareholders who purchased before Fall 2008 should be able to realize an immediate tax benefit of a capital loss which they can offset against capital gains now or in the future. Mr. Horejsi's Trust bought into the Fund very recently, beginning on December 31, 2008, and will not realize the same tax benefit as other holders.

     o Mr. Horejsi proposes to change the name of the Fund to no longer reflect investments in real estate or similar securities and would be creating a fundamentally different fund and not what shareholders invested in initially.

               - The Fund's proposal allows all shareholders to realize any current trading discount and allows them to reinvest as fits their best interest (likely at a substantial discount) (and obtain the tax benefits at the same time)

     o While he criticizes the Fund's proposal for "selling at the bottom" Mr Horejsi's plans would likely require similar asset sales in order to achieve any new investment objective.



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Recent Defensive Measures

o The Fund's directors believe that shareholders should have a legitimate vote on the liquidation proposal and any later proposals by Mr. Horejsi to change the Fund.

     - In view of high shareholder approval requirements, the defensive measures are designed to prevent Mr. Horejsi from "stuffing the ballot box."

o If liquidation proposal not approved, it is highly uncertain whether Mr. Horejsi's later proposals will succeed, trapping stockholders in a fund that is not economic to operate as a stand-alone entity.




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What is the Dissident History?

o Mr. Horejsi has a history of engaging in proxy contests and tender offers and has taken control over or management of four funds:

     o    Boulder Total Return Fund (BTF)

     o    Boulder Growth & Income Fund (BIF)

     o    First Opportunity Fund (FF)

     o    Denali Fund (DNY)


o After taking control of these funds, Mr. Horejsi changed the investment policies and objectives

     o Denali Fund (previously Neuberger Berman Real Estate Fund), Boulder Total Return Fund (previously Preferred Income Management Fund) and Boulder Growth & Income Fund (previously US Life Income Fund) are all heavily invested in Berkshire Hathaway stock.

     o These funds respectively hold 24%, 44%, and 28% of Berkshire Hathaway and offer very little diversification or active management.


o Track record under Mr. Horejsi

     o BIF is rated "underperform" by a Closed End Fund Snapshot Research report dated April 3, 2009 and is expected to underperform the S&P 500 within the next 12-18 months.

     o In each of BTF, BIF and DNY, Mr. Horejsi has substantially increased management fees.

     o Discount: Little change in the discount of these funds, with the exception of BIF trading at a premium from August 2006 and August 2008.

          -    Discounts at 4/17/09: BTF = -21.23%; BIF = -21.72%; FF = -18.30%;
               DNY = -19.31%

     o Distribution History: BTF and BIF had 100% return of capital for 2008, while DNY had 18.8% return of capital for 2008 before suspending distributions across all three funds on 11/11/08 for an indefinite period of time.

     o Susceptible to proxy contests: BIF was involved in a proxy contest against Dolliver Capital and Horejsi sold positions in BTF to obtain a larger position in BIF as a counter. Dolliver ultimately withdrew their proposal.

o Mr. Horejsi and his affiliates effectively control these funds

     o    Difficult for other shareholders to effect any change

     o "The reality is, this fund [Boulder Total Return] isn't a very good investment for anyone other than Horejsi" Shareholder Activist Ron Olin. Ron Olin referring to Horejsi "...not doing anything to use the closed end structure to enhance value, and because he has such a controlling interest in the funds, it's hard to organize shareholders to change anything". (KPHO.com)

o Bottom Line

     o The Board's proposal will allow stockholders to receive the value of their shares at net asset value upon liquidation. Rather than missing an opportunity to realize the value of the Fund's discount, if certain stockholders wish to be in a Horejsi fund, it makes more sense for them to simply take their liquidation proceeds at net asset value and invest in a Horejsi fund at a substantial discount.



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Primary risk considerations

Investments in funds involve risk. DWS RREEF Real Estate Fund, Inc. involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This presentation is intended only for the exclusive benefit and use of ISS. This presentation was prepared in order to illustrate, on a preliminary basis, a specific investment strategy and does not carry any right of publication or disclosure. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of Deutsche Asset Management.

The information in this presentation reflects prevailing market conditions and our judgment as of this date, which are subject to change. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources. We consider the information in this update to be accurate, but we do not represent that it is complete or should be relied upon as the sole source of composite performance or suitability for investment.

Past performance is not indicative of future results. No representation or warranty is made as to the efficacy of any particular strategy or the actual returns that may be achieved. An investment is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or by Deutsche Bank AG or any of its affiliates.



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Important Information



------------------------------------------------
NOT FDIC/NCUA INSURED    MAY LOSE VALUE
NO BANK GUARANTEE    NOT A DEPOSIT
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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DWS Investments is part of Deutsche Bank's Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. Copyright (C) 2009 DWS Investments Distributors,
Inc. (R-011374-2 4/09)

DWS Investments Distributors, Inc.
Tel (800) 349-4281 (Closed-end Funds)
Online: www.dws-investments.com
345 Park Avenue
New York, NY 10154



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